As filed with the Securities and Exchange Commission on May 19, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________
FELCOR LODGING TRUST INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	75-2541756
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

545 E. John Carpenter Frwy., Suite 1300
Irving, Texas	75062
(Address of Principal Executive Offices)	(Zip Code)

FELCOR LODGING TRUST INCORPORATED
2014 Equity Compensation Plan
(Full title of the plan)
__________________________________
Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary
FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062
(Name and address of agent for service)
(972) 444-4900
(Telephone number, including area code, of agent for service)
__________________________________
Copy to:
Robert W. Dockery
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
__________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (1)(2)(3)	Amount of registration fee
Common Stock, par value $0.01 per share	6,100,000	$9.52	$58,072,000	$7,479.68

(1)
Represents shares of common stock, $0.01 par value per share (the “Common Stock”), reserved for issuance under the FelCor Lodging Trust Incorporated 2014 Equity Compensation Plan (the “Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock issuable pursuant to awards or the exercise of options to be granted under the Plan to prevent dilution that may result from any future stock splits, stock dividends or similar transactions affecting the Common Stock.

(2)    Estimated solely for the purpose of computing the registration fee.

(3)
Calculated pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act. Accordingly, the price per share of the Common Stock offered hereunder pursuant to the Plan is based upon 6,100,000 shares of Common Stock reserved for issuance under the Plan at a price per share of $9.52, which is the average of the highest and lowest price per share of Common Stock reported on the New York Stock Exchange on May 16, 2014, which is a date within five business days prior to the date of this Registration Statement.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is filed by FelCor Lodging Trust Incorporated, a Maryland corporation (“FelCor” or “Registrant”), relating to 6,100,000 shares of its common stock, $0.01 par value per share (the “Common Stock”), issuable under the Plan.
PART I
FelCor will provide all participants in the Plan with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, FelCor is not filing such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed by FelCor with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

(a)	FelCor’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014.

(b)	FelCor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 2, 2014.

(c)	FelCor's Form 8-K, filed on May 19, 2014.

(d)
The description of FelCor’s Common Stock contained in its Registration Statement on Form S-3ASR, filed on August 31, 2011, and any amendment or report filed for the purpose of updating this description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by FelCor pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the respective dates of filing of such documents.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Limitation of Liability
FelCor’s charter provides that, to the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors and officers, none of FelCor’s directors or officers shall be liable to FelCor or its stockholders for money damages. Under Maryland law, the effect of FelCor’s charter provision will be that its directors and officers will not be liable to FelCor or its stockholders for money damages, except to the extent of an improper benefit actually received by them or a finding of active and deliberate dishonesty on their part.
Indemnification of Directors and Officers
FelCor’s charter and bylaws require it to indemnify its directors, officers, employees and agents to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to, or at the request of, the corporation, unless it is established that:

•
the act or omission of the indemnified party was material to the matter giving rise to the proceeding and the act or omission was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the indemnified party actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.
Indemnification is mandatory if the indemnified party has been successful on the merits or otherwise in the defense of any proceeding, or of any claim, issue or matter in the proceeding, unless such indemnification is not otherwise permitted as provided in the preceding sentence. In addition to the foregoing, a court of competent jurisdiction, under certain circumstances, may order indemnification if it determines that the indemnified party is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. An indemnified party may not be indemnified if the proceeding was an action by or in the right of FelCor and the indemnified party was adjudged to be liable to FelCor, or the indemnified party was adjudged to be liable on the basis that he received an improper personal benefit.
Reasonable expenses incurred by an indemnified party may be paid or reimbursed by FelCor in advance of the final disposition of the proceeding if the indemnified party provides FelCor with a written affirmation of the indemnified party’s good faith belief that the requisite standard of conduct has been met and that the expenses will be repaid if it is ultimately determined that the standard of conduct has not been met.
FelCor’s board of directors approved a form of indemnification agreement for its officers and directors. The rights of an indemnified party under that indemnification agreement complement any rights such an indemnified party may already have under FelCor’s charter or bylaws, under Maryland law or otherwise. This indemnification agreement requires FelCor to indemnify and advance expenses and costs incurred by an indemnified party in connection with any claims, suits or proceedings arising as a result of the indemnified party’s service as an officer or director of FelCor.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
See Exhibit Index.

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on May 19, 2014.

FELCOR LODGING TRUST INCORPORATED
a Maryland corporation

By:	/s/Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Richard A. Smith and Jonathan H. Yellen, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Thomas J. Corcoran, Jr.	Chairman of the Board and	5/19/2014
Thomas J. Corcoran, Jr.	Director

/s/ Richard A. Smith	President, Chief Executive	5/19/2014
Richard A. Smith	Officer and Director

/s/ Michael C. Hughes		5/19/2014
Michael C. Hughes	Senior Vice President, Chief Financial Officer and Treasurer
/s/ Jeffrey D. Symes		5/19/2014
Jeffrey D. Symes	Senior Vice President, Chief Accounting Officer and Controller

/s/ Glenn A. Carlin	Director	5/19/2014
Glenn A. Carlin

/s/ Robert F. Cotter	Director	5/19/2014
Robert F. Cotter

Signature	Title	Date

/s/ Christopher J. Hartung	Director	5/19/2014
Christopher J. Hartung

/s/ Thomas C. Hendrick	Director	5/19/2014
Thomas C. Hendrick

/s/ Charles A. Ledsinger	Director	5/19/2014
Charles A. Ledsinger

/s/ Robert H. Lutz, Jr.	Director	5/19/2014
Robert H. Lutz, Jr.

/s/ Robert A. Mathewson	Director	5/19/2014
Robert A. Mathewson

/s/ Mark D. Rozells	Director	5/19/2014
Mark D. Rozells

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

4.1
Articles of Amendment and Restatement dated June 22, 1995, amending and restating the Charter of FelCor Lodging Trust Incorporated (“FelCor”), as amended or supplemented by Articles of Merger dated June 23, 1995, Articles Supplementary dated April 30, 1996, Articles of Amendment dated August 8, 1996, Articles of Amendment dated June 16, 1997, Articles of Amendment dated October 30, 1997, Articles Supplementary filed May 6, 1998, Articles of Merger and Articles of Amendment dated July 27, 1998, Certificate of Correction dated March 11, 1999, Certificate of Correction to the Articles of Merger between FelCor and Bristol Hotel Company, dated August 30, 1999, Articles Supplementary, dated April 1, 2002, Certificate of Correction, dated March 29, 2004, to Articles Supplementary filed May 2, 1996, Articles Supplementary filed April 2, 2004, Articles Supplementary filed August 20, 2004, Articles Supplementary filed April 6, 2005, and Articles Supplementary filed August 29, 2005 (filed as Exhibit 4.1 to FelCor’s Registration Statement on Form S-3 (Registration No. 333-128862), filed on October 6, 2005, and incorporated herein by reference).

4.2		Articles Supplementary filed October 31, 2013 (filed as Exhibits 3.1 and 3.2 to FelCor’s Form 8‑K, filed on November 4, 2013, and incorporated herein by reference).

4.3		Amended and Restated Bylaws of FelCor (filed as Exhibit 3.3 to FelCor’s Form 8-K , filed on November 4, 2013, and incorporated herein by reference).

4.4		Form of Share Certificate for Common Stock (filed as Exhibit 4.1 to FelCor’s Form 10-Q for the quarter ended June 30, 1996, filed on August 12, 1996, and incorporated herein by reference).

4.5	*	FelCor Lodging Trust Incorporated 2014 Equity Compensation Plan.

5.1	*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1		Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1 hereto).

23.2	*	Consent of PricewaterhouseCoopers LLP.

24.1		Powers of Attorney (included with signature page of this Registration Statement).

* Filed herewith.

Exhibit Index